Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS THIRD QUARTER 2019 NET INCOME OF $1.4 BILLION,
$2.94 DILUTED EPS

Loans, deposits, revenue increased; expenses well controlled

PITTSBURGH, October 16, 2019 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	3Q19	2Q19	3Q18
Net income $ millions	$1,392	$1,374	$1,400
Diluted earnings per common share	$2.94	$2.88	$2.82

“PNC delivered excellent results in the third quarter. Our loan growth was strong in both commercial and consumer average loans and we saw good deposit inflows and customer growth including from our national strategies. Net interest income and fee income increased and we managed expenses well even as we continued to make investments. We are pleased with our performance and expect that continued execution of our strategies will drive differentiated growth across our franchise and generate long-term value for our shareholders."
         Bill Demchak, PNC Chairman, President and Chief Executive Officer

Income Statement Highlights
Third quarter 2019 compared with second quarter 2019

▪	Net income was $1.4 billion, an increase of $18 million, or 1 percent.

▪	Total revenue of $4.5 billion grew $54 million, or 1 percent.

▪
Net interest income of $2.5 billion increased slightly by $6 million due to the benefits of higher loan and securities balances, lower borrowing costs and an additional day partially offset by lower loan and securities yields.

–	Net interest margin decreased 7 basis points to 2.84 percent.

▪	Noninterest income of $2.0 billion increased $48 million, or 2 percent.

–
Fee income of $1.6 billion grew $73 million, or 5 percent, driven by an increase in residential mortgage revenue, higher asset management revenue and seasonally higher consumer activity partially offset by lower corporate service fees.

–	Other noninterest income of $342 million decreased $25 million reflecting lower asset gains partially offset by higher revenue from private equity investments.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 2

▪	Noninterest expense of $2.6 billion increased $12 million and the efficiency ratio improved to 58 percent for the third quarter from 59 percent in the second quarter.

▪
Provision for credit losses of $183 million increased $3 million, or 2 percent, as a higher provision for the consumer lending portfolio was substantially offset by a lower provision for the commercial lending portfolio.

▪	The effective tax rate was 17.5 percent for the third quarter and 16.6 percent for the second quarter.
Balance Sheet Highlights

▪	Average loans increased $2.8 billion, or 1 percent, to $237.7 billion in the third quarter compared with the second quarter.

–
Average commercial lending balances grew $1.3 billion, or 1 percent, primarily in PNC's real estate business, including an increase in multifamily agency warehouse lending balances of $.7 billion, and in PNC's corporate banking business.

–
Average consumer lending balances increased $1.5 billion, or 2 percent, due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans.

▪	Overall credit quality remained strong.

–	Nonperforming assets of $1.8 billion at September 30, 2019 decreased slightly by $3 million compared with June 30, 2019.

–	Net charge-offs were $155 million for the third quarter compared with $142 million for the second quarter.

–	The allowance for loan and lease losses to total loans was 1.15 percent at both September 30, 2019 and June 30, 2019.

▪	Average deposits increased $6.2 billion, or 2 percent, to $279.1 billion in the third quarter compared with the second quarter driven by seasonal growth in commercial deposits.

▪	Average investment securities increased $1.5 billion, or 2 percent, to $85.2 billion in the third quarter compared with the second quarter.

▪	Average balances held with the Federal Reserve of $15.3 billion increased $2.1 billion compared with the second quarter.

▪	PNC returned $1.5 billion of capital to shareholders in the third quarter through repurchases of 7.5 million common shares for $1.0 billion and dividends on common shares of $.5 billion.

▪	The August quarterly cash dividend on common stock was raised to $1.15 per share, an increase of 20 cents per share, or 21 percent.

▪	PNC maintained a strong capital position.

–	The Basel III common equity Tier 1 capital ratio was an estimated 9.6 percent at September 30, 2019 and 9.7 percent at June 30, 2019.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 3

Earnings Summary
In millions, except per share data		3Q19	2Q19	3Q18
Net income		$1,392	$1,374	$1,400
Net income attributable to diluted common shares		$1,307	$1,300	$1,317
Diluted earnings per common share		$2.94	$2.88	$2.82
Average diluted common shares outstanding		445	452	467
Return on average assets		1.36%	1.39%	1.47%
Return on average common equity		11.56%	11.75%	12.32%
Book value per common share	Quarter end	$103.37	$101.53	$93.22
Tangible book value per common share (non-GAAP)	Quarter end	$82.37	$80.76	$73.11
Cash dividends declared per common share		$1.15	$.95	$.95

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				3Q19 vs	3Q19 vs
In millions	3Q19	2Q19	3Q18	2Q19	3Q18
Net interest income	$2,504	$2,498	$2,466	—	2%
Noninterest income	1,989	1,941	1,891	2%	5%
Total revenue	$4,493	$4,439	$4,357	1%	3%

Total revenue for the third quarter of 2019 increased $54 million compared with the second quarter and $136 million compared with the third quarter of 2018 due to higher noninterest income and net interest income.
Net interest income for the third quarter of 2019 increased slightly by $6 million compared with the second quarter reflecting the benefits of higher loan and securities balances, lower borrowing costs and an additional day partially offset by lower loan and securities yields. In comparison with the third quarter of 2018, net interest income increased $38 million due to higher loan and securities balances and higher loan yields partially offset by higher deposit costs and higher deposit and borrowing balances. The net interest margin declined to 2.84 percent for the third quarter of 2019 from 2.91 percent for the second quarter driven primarily by lower commercial loan yields, and decreased from 2.99 percent in the third quarter of 2018 as higher deposit costs were partially offset by higher loan yields.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 4

Noninterest Income				Change	Change
				3Q19 vs	3Q19 vs
In millions	3Q19	2Q19	3Q18	2Q19	3Q18
Asset management	$464	$445	$486	4%	(5)%
Consumer services	402	392	377	3%	7%
Corporate services	469	484	465	(3)%	1%
Residential mortgage	134	82	76	63%	76%
Service charges on deposits	178	171	186	4%	(4)%
Other	342	367	301	(7)%	14%
	$1,989	$1,941	$1,891	2%	5%

Noninterest income for the third quarter of 2019 increased $48 million compared with the second quarter as fee income growth of 5 percent was partially offset by lower other noninterest income. Asset management revenue increased $19 million reflecting higher earnings from PNC's equity investment in BlackRock. Consumer services increased $10 million due to higher brokerage revenue and seasonally higher debit and credit card fees. Corporate services decreased $15 million primarily as a result of a lower benefit from commercial mortgage servicing rights valuation, net of economic hedge, and lower merger and acquisition advisory fees. Residential mortgage revenue increased $52 million due to a higher benefit from residential mortgage servicing rights valuation, net of economic hedge, and higher loan sales revenue from increased origination volumes. Service charges on deposits grew $7 million reflecting a seasonal increase in consumer spending. Other noninterest income decreased $25 million primarily as a result of the second quarter gain on the sale of the retirement recordkeeping business and lower net securities gains partially offset by higher revenue from private equity investments.
Noninterest income for the third quarter of 2019 increased $98 million compared with the third quarter of 2018, including fee income growth of $57 million, or 4 percent. Residential mortgage revenue increased $58 million due to a higher benefit from residential mortgage servicing rights valuation, net of economic hedge, and higher loan sales revenue. Consumer services increased $25 million driven by higher debit card, credit card and brokerage revenue. Asset management revenue declined $22 million primarily due to lower yielding assets under management and lower earnings from PNC's equity investment in BlackRock. Service charges on deposits decreased $8 million and included a reduction of ATM fees charged. Other noninterest income increased $41 million reflecting higher capital markets-related revenue, the benefit of lower negative Visa Class B derivative fair value adjustments of $8 million in the third quarter of 2019 compared with $32 million in the third quarter of 2018 and higher net gains on commercial mortgage loans held for sale partially offset by lower revenue from private equity investments.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				3Q19 vs	3Q19 vs
In millions	3Q19	2Q19	3Q18	2Q19	3Q18
Personnel	$1,400	$1,365	$1,413	3%	(1)%
Occupancy	206	212	195	(3)%	6%
Equipment	291	298	264	(2)%	10%
Marketing	76	83	71	(8)%	7%
Other	650	653	665	—	(2)%
	$2,623	$2,611	$2,608	—	1%

Noninterest expense for the third quarter of 2019 increased $12 million compared with the second quarter. Personnel expense increased $35 million primarily due to higher compensation associated with business activity and an additional day. This increase was partially offset by declines in all other expense categories.
Noninterest expense for the third quarter of 2019 increased $15 million compared with the third quarter of 2018. Lower personnel expense related to variable compensation and lower FDIC insurance due to the surcharge elimination were more than offset by ongoing business investments reflected in higher equipment, occupancy and marketing expense.
The effective tax rate was 17.5 percent for the third quarter of 2019, 16.6 percent for the second quarter of 2019 and 15.7 percent for the third quarter of 2018.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets of $406.7 billion in the third quarter of 2019 increased 2 percent compared with $397.0 billion in the second quarter of 2019 primarily due to loan growth, higher balances held with the Federal Reserve Bank and higher investment securities. Average total assets increased 8 percent compared with $377.9 billion in the third quarter of 2018 reflecting higher loans, investment securities and other assets including resale agreements. Total assets were $408.9 billion at September 30, 2019, $405.8 billion at June 30, 2019 and $380.1 billion at September 30, 2018.

Loans				Change	Change
				3Q19 vs	3Q19 vs
In billions	3Q19	2Q19	3Q18	2Q19	3Q18
Average
Commercial lending	$161.5	$160.2	$149.9	1%	8%
Consumer lending	76.2	74.7	73.4	2%	4%
Average loans	$237.7	$234.9	$223.3	1%	6%

Quarter end
Commercial lending	$160.2	$161.6	$149.5	(1)%	7%
Consumer lending	77.2	75.6	73.5	2%	5%
Total loans	$237.4	$237.2	$223.0	—	6%

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 6

Average loans for the third quarter of 2019 grew $2.8 billion compared with the second quarter. Average commercial lending balances increased $1.3 billion primarily in PNC's real estate business, including an increase in multifamily agency warehouse lending balances of $.7 billion, and in PNC's corporate banking business. Average consumer lending balances increased $1.5 billion due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans. Total loans at September 30, 2019 grew $.2 billion compared with June 30, 2019. Growth in consumer lending balances of $1.6 billion was substantially offset by a decrease of $1.4 billion in the commercial lending portfolio driven by lower multifamily agency warehouse lending balances of $1.1 billion and the sale of franchise finance loans.
Third quarter 2019 average and period end loans increased $14.4 billion compared with third quarter 2018 driven by growth in both commercial and consumer lending.

Investment Securities				Change	Change
				3Q19 vs	3Q19 vs
In billions	3Q19	2Q19	3Q18	2Q19	3Q18
Average	$85.2	$83.7	$80.8	2%	5%
Quarter end	$87.9	$88.3	$80.8	—	9%

Average investment securities for the third quarter of 2019 increased $1.5 billion compared with the second quarter due to net purchase activity primarily of agency residential mortgage-backed securities partially offset by net sales of U.S. Treasury securities. Investment securities at September 30, 2019 decreased $.4 billion compared with June 30, 2019. Third quarter 2019 average and period-end investment securities increased $4.4 billion and $7.1 billion, respectively, compared with the third quarter of 2018. Net unrealized gains on available for sale securities were $1.4 billion at September 30, 2019 and $1.2 billion at June 30, 2019 compared with net unrealized losses of $.7 billion at September 30, 2018.
Average balances held with the Federal Reserve Bank increased to $15.3 billion in the third quarter of 2019 from $13.2 billion in the second quarter and decreased from $18.8 billion in the third quarter of 2018. Balances held with the Federal Reserve were $18.8 billion at September 30, 2019, $18.1 billion at June 30, 2019 and $19.6 billion at September 30, 2018.

Deposits				Change	Change
				3Q19 vs	3Q19 vs
In billions	3Q19	2Q19	3Q18	2Q19	3Q18
Average
Noninterest-bearing	$72.1	$71.7	$76.2	1%	(5)%
Interest-bearing	207.0	201.2	186.3	3%	11%
Average deposits	$279.1	$272.9	$262.5	2%	6%

Quarter end
Noninterest-bearing	$74.1	$69.9	$74.8	6%	(1)%
Interest-bearing	211.5	203.4	190.1	4%	11%
Total deposits	$285.6	$273.3	$264.9	5%	8%

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 7

Average deposits for the third quarter of 2019 increased $6.2 billion compared with the second quarter driven by seasonal growth in commercial deposits. Deposits at September 30, 2019 increased $12.3 billion over June 30, 2019 and included $3.9 billion of balances for a new sweep deposit product for asset management clients previously held off-balance sheet primarily in PNC proprietary money market mutual funds. Third quarter 2019 average and period-end deposits increased $16.6 billion and $20.7 billion, respectively, compared with third quarter 2018, and the decrease in noninterest-bearing deposits reflected a shift to interest-bearing.

Borrowed Funds				Change	Change
				3Q19 vs	3Q19 vs
In billions	3Q19	2Q19	3Q18	2Q19	3Q18
Average	$63.9	$62.3	$59.8	3%	7%
Quarter end	$61.4	$69.0	$58.0	(11)%	6%

Average borrowed funds for the third quarter of 2019 increased $1.6 billion compared with the second quarter due to higher Federal Home Loan Bank borrowings partially offset by lower federal funds purchased. Borrowed funds at September 30, 2019 decreased $7.6 billion compared with June 30, 2019 as a result of lower short-term Federal Home Loan Bank borrowings. Average and period-end borrowed funds for the third quarter of 2019 increased $4.1 billion and $3.4 billion, respectively, compared with the third quarter of 2018 primarily due to increases in Federal Home Loan Bank borrowings.

Capital
	9/30/2019	*	6/30/2019	9/30/2018
Common shareholders' equity In billions	$45.4		$45.3	$43.1
Basel III common equity Tier 1 capital ratio	9.6%		9.7%	9.3%
* Ratio estimated

PNC maintained a strong capital position. Common shareholders’ equity at September 30, 2019 increased $.1 billion compared with June 30, 2019 reflecting an increase in accumulated other comprehensive income related to net unrealized securities gains, as third quarter net income was more than offset by share repurchases and dividends.
PNC returned $1.5 billion of capital to shareholders in the third quarter of 2019 through repurchases of 7.5 million common shares for $1.0 billion and dividends on common shares of $.5 billion. Repurchases were made under share repurchase programs of up to $4.3 billion for the four-quarter period beginning in the third quarter of 2019. A new 100 million share repurchase authorization became effective July 1, 2019. For the nine months ended September 30, 2019, capital returned to shareholders totaled $3.9 billion through repurchases of 19.4 million common shares for $2.5 billion and dividends on common shares of $1.4 billion.
On October 3, 2019, the PNC board of directors declared a quarterly cash dividend on common stock of $1.15 per share effective with the November 5, 2019 dividend payment date.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 8

The Basel III common equity Tier 1 capital ratio was calculated based on the standardized approach for the risk-weighting of assets. See Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			9/30/19 vs	9/30/19 vs
In millions	9/30/2019	6/30/2019	9/30/2018	6/30/19	9/30/18
Nonperforming loans	$1,728	$1,724	$1,694	—	2%
Nonperforming assets	$1,847	$1,850	$1,825	—	1%
Accruing loans past due 90 days or more	$532	$524	$619	2%	(14)%
Net charge-offs	$155	$142	$91	9%	70%
Provision for credit losses	$183	$180	$88	2%	108%
Allowance for loan and lease losses	$2,738	$2,721	$2,584	1%	6%

Overall credit quality for the third quarter of 2019 remained strong. Provision for credit losses for the third quarter increased $3 million compared with the second quarter. A higher provision for the consumer loan portfolio driven by higher auto loan and credit card reserves was substantially offset by a lower provision for the commercial lending portfolio reflecting the sale of franchise finance loans and comparatively lower loan growth.
Nonperforming assets at September 30, 2019 decreased slightly by $3 million compared with June 30, 2019 with lower nonperforming loans in the consumer lending and commercial real estate portfolios offset by higher nonperforming commercial loans. Nonperforming assets increased $22 million compared with September 30, 2018 due to higher nonperforming commercial loans partially offset by lower nonperforming loans in the consumer lending portfolio. Nonperforming assets to total assets were .45 percent at September 30, 2019, .46 percent at June 30, 2019 and .48 percent at September 30, 2018.
Overall delinquencies at September 30, 2019 increased $39 million, or 3 percent, compared with June 30, 2019 primarily due to an increase in past due auto and credit card loans. Overall delinquencies at September 30, 2019 decreased $80 million, or 6 percent, compared with September 30, 2018 driven by lower government insured residential mortgage and education loans 90 days or more past due. In the comparison with September 30, 2018, auto loan and credit card delinquencies increased.
Net charge-offs for the third quarter of 2019 increased $13 million compared with the second quarter primarily due to higher auto loan net charge-offs. Compared with third quarter 2018, net charge-offs increased $64 million as both consumer and commercial net charge-offs increased. Net charge-offs were .26 percent of average loans on an annualized basis for the third quarter of 2019 compared with .24 percent for the second quarter of 2019 and .16 percent for the third quarter of 2018.
The allowance for loan and lease losses to total loans was 1.15 percent at both September 30, 2019 and June 30, 2019 and 1.16 percent at September 30, 2018. The allowance to nonperforming

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 9

loans was 158 percent at both September 30, 2019 and June 30, 2019 and increased compared with 153 percent at September 30, 2018.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	3Q19	2Q19	3Q18
Retail Banking	$347	$325	$228
Corporate & Institutional Banking	645	602	642
Asset Management Group	46	80	55
Other, including BlackRock	354	367	475
Net income	$1,392	$1,374	$1,400
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				3Q19 vs	3Q19 vs
In millions	3Q19	2Q19	3Q18	2Q19	3Q18
Net interest income	$1,393	$1,376	$1,305	$17	$88
Noninterest income	$744	$657	$622	$87	$122
Provision for credit losses	$147	$81	$113	$66	$34
Noninterest expense	$1,536	$1,527	$1,514	$9	$22
Earnings	$347	$325	$228	$22	$119

In billions
Average loans	$77.7	$76.3	$74.1	$1.4	$3.6
Average deposits	$168.8	$168.8	$161.8	—	$7.0

Retail Banking earnings for the third quarter of 2019 increased in both comparisons. Noninterest income increased in both comparisons due to higher residential mortgage revenue attributable to a higher benefit from residential mortgage servicing rights valuation, net of economic hedge, and increased loan sales revenue, growth in consumer services, including brokerage and debit and credit card fees, and a benefit from improvement in negative derivative fair value adjustments related to Visa Class B common shares. Growth in service charges on deposits also contributed to the increase compared with the second quarter. Provision for credit losses increased in both comparisons as a result of higher auto loan and credit card portfolio reserves attributable in part to loan growth. Noninterest expense increased in both comparisons primarily due to higher personnel and equipment expense and, compared with third quarter 2018, increased ATM expense resulting from enhanced checking product benefits and higher marketing, including expenses related to retail national expansion.

▪
Average loans increased 2 percent compared with second quarter 2019 and 5 percent compared with third quarter 2018 due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans.

▪	Average deposits were stable with the second quarter and increased 4 percent compared with third quarter 2018 due to increases in savings, noninterest-bearing demand and certificates of deposit

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 10

partially offset by lower money market deposits reflecting a shift to relationship-based savings products.

▪	Net charge-offs were $128 million for the third quarter of 2019 compared with $120 million in the second quarter and $96 million in the third quarter of 2018.

▪
Residential mortgage loan origination volume increased to $3.4 billion for the third quarter of 2019 compared with $2.9 billion for the second quarter and $2.1 billion for the third quarter of 2018. Approximately 44 percent of third quarter 2019 volume was for home purchase transactions compared with 54 percent and 72 percent for the second quarter of 2019 and third quarter of 2018, respectively.

▪
The third party residential mortgage servicing portfolio was $123 billion at September 30, 2019 compared with $124 billion at June 30, 2019 and $127 billion at September 30, 2018. Residential mortgage loan servicing acquisitions were $3 billion for third quarter 2019 compared with $5 billion for the second quarter and $6 billion for the third quarter of 2018.

▪
Approximately 70 percent of consumer customers used non-teller channels for the majority of their transactions during the third quarter of 2019 compared with 69 percent in the second quarter and 66 percent in the third quarter of 2018.

▪
Deposit transactions via ATM and mobile channels were 58 percent of total deposit transactions in the third quarter of 2019 compared with 56 percent in the second quarter and 55 percent in the third quarter of 2018.

Corporate & Institutional Banking				Change	Change
				3Q19 vs	3Q19 vs
In millions	3Q19	2Q19	3Q18	2Q19	3Q18
Net interest income	$930	$917	$925	$13	$5
Noninterest income	$654	$661	$592	$(7)	$62
Provision for credit losses (benefit)	$48	$100	$(13)	$(52)	$61
Noninterest expense	$703	$698	$698	$5	$5
Earnings	$645	$602	$642	$43	$3

In billions
Average loans	$148.6	$147.2	$137.4	$1.4	$11.2
Average deposits	$95.8	$90.5	$88.1	$5.3	$7.7

Corporate & Institutional Banking earnings for the third quarter of 2019 increased in both comparisons. Noninterest income decreased compared with the second quarter primarily due to lower capital markets-related revenue partially offset by higher gains on asset sales and higher revenue from commercial mortgage banking activities. Noninterest income increased compared with the third quarter of 2018 driven by broad-based growth in revenue from commercial mortgage banking activities, capital-markets related revenue and treasury management product revenue. Provision for credit losses in the third quarter of 2019 decreased compared with the second quarter reflecting the sale of franchise finance loans and comparatively lower loan growth. Noninterest expense increased in both comparisons largely due to investments in strategic initiatives.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 11

▪
Average loans increased 1 percent compared with the second quarter and 8 percent compared with the third quarter of 2018 primarily driven by loan growth in PNC’s corporate banking and real estate businesses, including an increase in multifamily agency warehouse lending. The comparison with the third quarter of 2018 also benefited from growth in PNC’s business credit business.

▪
Average deposits increased 6 percent over the second quarter reflecting seasonal growth and increased 9 percent compared with the third quarter of 2018. Growth was in interest-bearing deposits, including a shift from noninterest-bearing demand deposits in the comparison with the third quarter of 2018.

▪	Net charge-offs were $30 million in the third quarter of 2019 compared with $23 million in the second quarter and $1 million in the third quarter of 2018.

Asset Management Group				Change	Change
				3Q19 vs	3Q19 vs
In millions	3Q19	2Q19	3Q18	2Q19	3Q18
Net interest income	$70	$68	$71	$2	$(1)
Noninterest income	$216	$286	$228	$(70)	$(12)
Provision for credit losses (benefit)	$(1)	—	$2	$(1)	$(3)
Noninterest expense	$228	$249	$225	$(21)	$3
Earnings	$46	$80	$55	$(34)	$(9)

In billions
Client assets under administration at quarter end	$298	$294	$293	$4	$5
Average loans	$6.9	$6.7	$7.0	$.2	$(.1)
Average deposits	$13.6	$12.7	$12.3	$.9	$1.3

Asset Management Group earnings for the third quarter of 2019 decreased in both comparisons. Noninterest income declined from the second quarter as a result of the gain on sale of the retirement recordkeeping business in the second quarter. Additionally, lower noninterest income in both comparisons reflected lower fee revenue resulting from the sale of the retirement recordkeeping business as well as the impact of lower yielding assets under management. Noninterest expense decreased compared with the second quarter primarily due to costs associated with the retirement recordkeeping sale.
Client assets under administration at September 30, 2019 included discretionary client assets under management of $163 billion and nondiscretionary client assets under administration of $135 billion. Discretionary client assets under management increased $1 billion compared with June 30, 2019 and $4 billion compared with September 30, 2018 primarily attributable to increases in equity markets.
The Asset Management Group entered into a definitive agreement in May 2019 to divest components of its PNC Capital Advisors investment management business, including its PNC family of proprietary mutual funds totaling approximately $16 billion in assets under management as of September 30, 2019. The transaction is expected to close in the fourth quarter of 2019.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 12

Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity investment in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain non-strategic runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 616-4018 and (416) 981-0147 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2019 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21929702 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30	June 30	September 30	September 30	September 30
	2019	2019	2018	2019	2018
Revenue
Net interest income	$2,504	$2,498	$2,466	$7,477	$7,240
Noninterest income	1,989	1,941	1,891	5,741	5,552
Total revenue	4,493	4,439	4,357	13,218	12,792
Provision for credit losses	183	180	88	552	260
Noninterest expense	2,623	2,611	2,608	7,812	7,719
Income before income taxes and noncontrolling interests	$1,687	$1,648	$1,661	$4,854	$4,813
Net income	$1,392	$1,374	$1,400	$4,037	$3,995
Less:
Net income attributable to noncontrolling interests	13	12	11	35	31
Preferred stock dividends (a)	63	55	63	181	181
Preferred stock discount accretion and redemptions	1	1	1	3	3
Net income attributable to common shareholders	$1,315	$1,306	$1,325	$3,818	$3,780
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	6	4	6	15	16
Impact of BlackRock earnings per share dilution	2	2	2	7	7
Net income attributable to diluted common shares	$1,307	$1,300	$1,317	$3,796	$3,757
Diluted earnings per common share	$2.94	$2.88	$2.82	$8.42	$7.96
Cash dividends declared per common share	$1.15	$.95	$.95	$3.05	$2.45
Effective tax rate (b)	17.5%	16.6%	15.7%	16.8%	17.0%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Nine months ended
	September 30	June 30	September 30	September 30	September 30
	2019	2019	2018	2019	2018
PERFORMANCE RATIOS
Net interest margin (a)	2.84%	2.91%	2.99%	2.91%	2.95%
Noninterest income to total revenue	44%	44%	43%	43%	43%
Efficiency (b)	58%	59%	60%	59%	60%
Return on:
Average common shareholders' equity	11.56%	11.75%	12.32%	11.48%	11.83%
Average assets	1.36%	1.39%	1.47%	1.36%	1.42%
BUSINESS SEGMENT NET INCOME (c)
In millions
Retail Banking	$347	$325	$228	$936	$751
Corporate & Institutional Banking	645	602	642	1,799	1,857
Asset Management Group	46	80	55	171	160
Other, including BlackRock (d)	354	367	475	1,131	1,227
Total net income	$1,392	$1,374	$1,400	$4,037	$3,995

(a)
Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use interest income on a taxable-equivalent basis in calculating net interest yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018 were $25 million, $27 million and $29 million, respectively. The taxable equivalent adjustments to net interest income for the nine months ended September 30, 2019 and September 30, 2018 were $79 million and $87 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(d)
Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	September 30	June 30	September 30
	2019	2019	2018
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$408,916	$405,761	$380,080
Loans (a)	$237,377	$237,215	$223,053
Allowance for loan and lease losses	$2,738	$2,721	$2,584
Interest-earning deposits with banks	$19,036	$18,362	$19,800
Investment securities	$87,883	$88,303	$80,804
Loans held for sale (a)	$1,872	$1,144	$1,108
Equity investments (b)	$13,325	$13,001	$12,446
Mortgage servicing rights	$1,483	$1,627	$2,136
Goodwill	$9,233	$9,221	$9,218
Other assets (a)	$35,774	$34,193	$28,851
Noninterest-bearing deposits	$74,077	$69,867	$74,736
Interest-bearing deposits	$211,506	$203,393	$190,148
Total deposits	$285,583	$273,260	$264,884
Borrowed funds (a)	$61,354	$69,025	$57,955
Total shareholders’ equity	$49,420	$49,340	$47,058
Common shareholders’ equity	$45,428	$45,349	$43,076
Accumulated other comprehensive income (loss)	$837	$631	$(1,260)
Book value per common share	$103.37	$101.53	$93.22
Tangible book value per common share (Non-GAAP) (c)	$82.37	$80.76	$73.11
Period end common shares outstanding (millions)	439	447	462
Loans to deposits	83%	87%	84%
Common shareholders' equity to total assets	11.1%	11.2%	11.3%
CLIENT ASSETS (billions)
Discretionary client assets under management	$163	$162	$159
Nondiscretionary client assets under administration	135	132	134
Total client assets under administration	298	294	293
Brokerage account client assets	52	52	51
Total client assets	$350	$346	$344
CAPITAL RATIOS
Basel III (d)
Common equity Tier 1	9.6%	9.7%	9.3%
Tier 1 risk-based	10.7%	10.9%	10.5%
Total capital risk-based (e)	12.7%	12.8%	12.7%
Leverage	9.3%	9.6%	9.2%
Supplementary leverage	7.8%	8.0%	7.7%
ASSET QUALITY
Nonperforming loans to total loans	.73%	.73%	.76%
Nonperforming assets to total loans, OREO and foreclosed assets	.78%	.78%	.82%
Nonperforming assets to total assets	.45%	.46%	.48%
Net charge-offs to average loans (for the three months ended) (annualized)	.26%	.24%	.16%
Allowance for loan and lease losses to total loans	1.15%	1.15%	1.16%
Allowance for loan and lease losses to nonperforming loans	158%	158%	153%
Accruing loans past due 90 days or more (in millions)	$532	$524	$619

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2019 Form 10-Q included, and our third quarter 2019 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)	Amounts include our equity interest in BlackRock.

(c)	See the Tangible Book Value per Common Share table on page 17 for additional information.

(d)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information. The ratios as of September 30, 2019 are estimated.

(e)
The 2019 and 2018 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $60 million and $80 million, respectively, that are subject to a phase-out period that runs through 2021.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

Because PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2019 and 2018 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s Basel III Common equity Tier 1 capital ratios. Under the Basel III rules applicable to PNC, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets must be deducted from capital (net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, PNC's Basel III regulatory capital includes accumulated other comprehensive income (loss) related to securities currently, and those transferred from, available for sale, as well as pension and other postretirement plans.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	September 30	June 30	September 30
Dollars in millions	2019 (estimated)	2019	2018
Common stock, related surplus and retained earnings, net of treasury stock	$44,592	$44,718	$44,336
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,268)	(9,252)	(9,297)
Basel III total threshold deductions	(2,952)	(2,909)	(3,932)
Accumulated other comprehensive income (loss)	637	471	(1,007)
All other adjustments	(209)	(185)	(322)
Basel III Common equity Tier 1 capital	$32,800	$32,843	$29,778
Basel III standardized approach risk-weighted assets (b)	$341,117	$337,612	$318,889
Basel III advanced approaches risk-weighted assets (c)	$319,963	$309,646	$274,742
Basel III Common equity Tier 1 capital ratio	9.6%	9.7%	9.3%

(a)	All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.

(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(c)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules, additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	September 30	June 30	September 30
Dollars in millions, except per share data	2019	2019	2018
Book value per common share	$103.37	$101.53	$93.22
Tangible book value per common share
Common shareholders' equity	$45,428	$45,349	$43,076
Goodwill and other intangible assets	(9,459)	(9,442)	(9,489)
Deferred tax liabilities on Goodwill and other intangible assets	191	191	192
Tangible common shareholders' equity	$36,160	$36,098	$33,779
Period-end common shares outstanding (millions)	439	447	462
Tangible book value per common share (Non-GAAP)	$82.37	$80.76	$73.11

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 18

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to recently enacted tax legislation, changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Impacts of tariffs and other trade policies of the U.S. and its global trading partners.

–	Slowing or reversal of the current U.S. economic expansion.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:

–	U.S. economic growth, after accelerating a few years ago, has slowed since mid-2018 and is expected to slow further through the rest of this year and into 2020.

–	We expect that further gradual improvement in the labor market this year and into 2020, including job gains and rising wages, will be a positive for consumer spending.

–	Slower global economic growth, trade restrictions and geopolitical concerns are downside risks to the forecast, which have increased in 2019, and risks are weighted to the downside.

–	Inflation has slowed in 2019, to below the FOMC’s 2 percent objective, but is expected to gradually increase over the next two years.

–	Our baseline forecast is for one more 0.25 percentage point cut to the federal funds rate in October 2019, taking the rate to a range of 1.50 to 1.75 percent by the end of 2019.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

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PNC Reports Third Quarter 2019 Net Income of $1.4 Billion, $2.94 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2018 Form 10-K and subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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